TORREY U.S. STRATEGY PARTNERS, LLC
                          505 Park Avenue, Fifth Floor
                            New York, New York 10022

                           OFFER TO PURCHASE INTERESTS
                                DATED MAY 2, 2007

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
              12:00 MIDNIGHT, EASTERN STANDARD TIME, MAY 31, 2007,
                          UNLESS THE OFFER IS EXTENDED

To the Members of
TORREY U.S. STRATEGY PARTNERS, LLC:

          Torrey U.S. Strategy Partners, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to purchase for cash on the terms and conditions set forth in this offer and the related Letter of Transmittal (which together constitute the "Offer") an amount of Interests or portions thereof up to 20% of the net asset value of the Fund pursuant to tenders by members in the Fund ("Members") at a price equal to their net asset value as of June 30, 2007. (As used in this Offer, the term "Interest" or "Interests" as the context requires, shall refer to the interests in the Fund and portions thereof representing beneficial interests in the Fund.) The Offer will remain open until 12:00 midnight, Eastern Standard Time, on May 31, 2007, or such later date as corresponds to any extension of the Offer. The later of May 31, 2007 or the latest time and date to which the Offer is extended is called the "Expiration Date." If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined at the close of business on the last business day of the month in which the Offer actually expires. This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Amended and Restated Limited Liability Company Agreement dated as of May 15, 2002 (the "LLC Agreement").

          Members should realize that the value of the Interests tendered in this Offer will likely change between March 31, 2007 (the last time prior to the date of this offer as of which net asset value was calculated and is available) and June 30, 2007, the date as of which the value of the Interests tendered to the Fund will be determined for purposes of calculating the purchase price of the Interests or if the Offer is extended, on the last business day of the month in which the Offer actually expires (the "Valuation Date"). Members tendering their Interests should also note that they will remain Members with respect to the Interest tendered and accepted for purchase by the Fund, through the Valuation Date. Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact Eileen B. Spencer of Torrey Associates, LLC, at (866) 644-7800 at 505 Park Avenue, Fifth Floor, New York, NY 10022, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

          Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it (if by fax, please deliver an original, executed copy promptly thereafter) to the Fund in the manner set forth in
Section 4 below.

                                    IMPORTANT

          NONE OF THE FUND, ITS ADVISOR OR ITS BOARD OF MANAGERS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

          BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS OWN FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED ON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

          Questions, requests for assistance and requests for additional copies of the Offer may be directed to:

                             Torrey Associates, LLC
                                 505 Park Avenue
                                   Fifth Floor
                            New York, New York 10022
                          Attention: Eileen B. Spencer

                              Phone: (212) 644-7800
                               Fax: (212) 644-8333

                                TABLE OF CONTENTS
                                -----------------

1.   Background and Purpose of the Offer.......................................4

2.   Offer to Purchase and Price...............................................4

3.   Amount of Tender..........................................................5

4.   Procedure for Tenders.....................................................6

5.   Withdrawal Rights.........................................................7

6.   Purchases and Payment.....................................................7

7.   Certain Conditions of the Offer...........................................8

8.   Certain Information About the Fund........................................8

9.   Certain Federal Income Tax Consequences...................................9

10.  Miscellaneous............................................................10

                               SUMMARY TERM SHEET

          This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions to the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

What is the tender offer?

     o Torrey U.S. Strategy Partners, LLC (the "Fund") is offering to purchase for cash an amount of limited liability interests ("Interests") in the Fund or portions thereof up to 20% of the net asset value of the Fund as of June 30, 2007 (or, if the offer is extended, the last business day of the month in which the offer actually expires) upon specified terms and subject to conditions as set forth in the tender offer documents.

When will the tender offer expire, and may the offer be extended?

     o The tender offer will expire at 12:00 midnight Eastern Standard Time on May 31, 2007, unless extended. See Section 7.

What is the net asset value of the Fund as of a recent date?

     o As of March 31, 2007, the unaudited net asset value of the Fund was $92,679,606. See Section 2 for details. Members may obtain monthly estimated net asset value information by contacting Eileen B. Spencer of Torrey Associates, LLC, at (866) 644-7800 at 505 Park Avenue, Fifth Floor, New York, NY 10022, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

Will the net asset value be higher or lower on the date that the price to be paid for tendered Interests is to be determined?

     o No one can accurately predict the net asset value at a future date. The value of your Interests will change between March 31, 2007 (the last time the net asset value of the Fund was calculated and is available) and June 30, 2007 (or, if the offer is extended, the last business day of the month in which the offer actually expires).

How do I tender my Interests?

     o You should read the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal. The Letter of Transmittal must be received by Torrey Associates, LLC, either by mail or by fax, in proper form before 12:00 midnight Eastern Standard Time on May 31, 2007 (or the date to which the offer is extended). See
          Section 4.

Is there any cost to me to tender?

     o There is no cost to tender your Interests. Customary wire transfer fees and cash withdrawal fees may be charged by the institution where your Interests are held upon payment of the purchase price. See
          Section 6.

May I withdraw my tender of Interests after I have tendered them and, if so, by when?

     o Yes, you may withdraw your tender of Interests at any time prior to 12:00 midnight Eastern Standard Time on May 31, 2007 (or if the offer is extended, the date to which the offer is extended) and at any time after such date assuming your Interests have not been accepted for purchase by the Fund. Interests may be re-tendered by following the tender procedures before the offer expires (including any extension period). Please note that although the offer expires on May 31, 2007, you will remain a member of the Fund with respect to the Interests tendered and accepted for purchase by the Fund through June 30, 2007. See Section 5.

How do I withdraw tendered Interests?

     o A notice of withdrawal of tendered Interests must be timely received by Torrey Associates, LLC. See Section 5.

May I place any conditions on my tender of Interests?

     o    No.

Is there a limit on the amount of Interests I may tender?

     o You may tender your entire Interest or if you tender a portion of your Interest, up to an amount such that you maintain a minimum capital account balance of $25,000. See Sections 3.

What if Interests in an amount of more than 20% of the net assets value of the Fund as of June 30, 2007 are tendered (and not timely withdrawn)?

     o The Fund will in its sole discretion either: (a) accept additional Interests for tender; (b) extend the offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes is sufficient; or (c) accept Interests tendered for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. See Section 3.

If I decide not to tender, how will the tender offer affect the Interests I hold?

     o Your proportionate interest in the Fund will increase after completion of the tender offer. See Section 1.

Does the Fund have the financial resources to make payment?

     o    Yes.

If the Interests I tender are accepted by the Fund, how and when will payment be made?

     o Payment for the tendered interests will consist of: (i) cash and/or securities in an amount equal to at least 90% of the estimated unaudited net asset value of the Interests tendered as of June 30, 2007 (subject to any extension of the offer) (the "Initial Payment") and (ii) a promissory note entitling you to a contingent payment equal to the excess, if any, of the net asset value of the Interests tendered as of June 30, 2007 (subject to any extension of the offer) over the Initial Payment. It is contemplated that, subject to change, the Initial Payment will be paid promptly after June 30, 2007 (subject to any extension of the offer) and the Note will be payable in cash within 30 days of such date (but in no event later than immediately after the completion of the audit of the financial statements of the Fund for fiscal year ended March 31, 2008, which is expect to be completed by the end of May 2008). See Section 6.

Is my sale of Interests in the tender offer a taxable transaction?

     o In general, you will be treated as receiving a distribution from the Fund. A cash distribution in complete liquidation of your Interest generally will recognize capital gain or loss to the extent of the difference between the cash received by you and your adjusted tax basis in such Interest. Please consult your tax advisor as well. See
          Section 9.

Is the Fund required to complete the tender offer and purchase all Interests tendered up to the amount of Interests tendered for?

     o Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Interests tendered as described in Section 7.

What action need I take if I decide not to tender my Interests?

     o    None.

Does management encourage members to participate in the tender offer, and will they participate in the tender offer?

     o No. Neither the Fund, its Board of Managers nor the Fund's investment adviser is making any recommendation to tender or not to tender Interests in the tender offer. No director or officer of the Fund intends to tender Interests.

Will this be my last opportunity to tender Interests to the Fund?

     o The Board of Managers of the Fund has the discretion to determine whether the Fund will purchase Interests from members from time to time pursuant to written tenders. Torrey Associates, LLC, the Fund's investment adviser, expects that it will recommend to the Board of Managers that the Fund purchase Interests from members twice each year, in June and December. See Section 1.

How do I obtain information?

     o Questions and requests for assistance and request for additional copies of the tender offer documents should be directed to Torrey Associates, LLC at (212) 644-7800.

          1. Background and Purpose of the Offer. The purpose of this Offer is to provide liquidity to Members that hold Interests, as contemplated by and in accordance with the procedures set forth in the Fund's Private Placement Memorandum dated October 2003 (the "Memorandum") and the LLC Agreement. The Memorandum and the LLC Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the Board of Managers of the Fund has the discretion to determine whether the Fund will purchase Interests from Members from time to time pursuant to written tenders. The Memorandum also states that Torrey Associates, LLC (the "Advisor") expects that it will recommend to the Board of Managers that the Fund purchase Interests from Members twice each year, in June and December. The Fund made an offer to purchase up to 15% of the Interests from Members on November 1, 2006. On or about January 9, 2007, the Fund accepted for purchase all of the tendered requests which equaled less than 15% of the Interests. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Fund, the Board of Managers has determined, after consideration of various matters, including but not limited to those set forth in the Memorandum, that the Offer is in the best interests of Members in order to provide liquidity for Interests as contemplated in the Memorandum and the LLC Agreement.

          The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks that may possibly result from the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members on July 1, 2007 and thereafter from time to time.

          Interests that are tendered to the Fund in connection with this Offer will be retained. The Fund currently expects that it will accept subscriptions for Interests on the first day of each month thereafter, but is under no obligation to do so.

          2. Offer to Purchase and Price. Subject to the conditions of the Offer, the Fund will purchase an amount of Interests or portions thereof up to 20% of the net asset value of the Fund that are tendered by Members, and not withdrawn (in accordance with Section 5 below), prior to 12:00 midnight, Eastern Standard Time, on May 31, 2007 (this time and date is called the "Initial Expiration Date"), or any later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is called the "Expiration Date." The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value as of the close of the Valuation Date, payable as set forth in Section 6. The Fund reserves the right to change the Valuation Date to correspond with any extension of the Offer. As of the close of business on March 31, 2007, the unaudited net asset value of an Interest corresponding to an initial capital contribution of $100,000 on the following closing dates of the Fund was as follows:

     If you invested $100,000 on the        Your Unaudited Net Asset Value as of
     following closing date:                March 31, 2007 would be:
     -------------------------------        ------------------------------------
     March 1, 2006                                     $111,393

     April 1, 2006                                      107,795

     May 1, 2006                                        105,985

     June 1, 2006                                       108,518

     July 1, 2006                                       109,934

     August 1, 2006                                     112,967

     September 1, 2006                                  112,505

     October 1, 2006                                    112,954

     November 1, 2006                                   109,521

     December 1, 2006                                   105,655

     January 1, 2007                                    104,898

     February 1, 2007                                   102,211

     March 1, 2007                                      102,281

          As of the close of business on March 31, 2007, there was approximately US $92,203,486 outstanding in capital of the Fund held in Interests (based on the unaudited net asset value of such Interests). Members may obtain monthly estimated net asset value information until the Expiration Date by contacting Eileen B. Spencer of Torrey Associates, LLC, at (866) 644-7800 at 505 Park Avenue, Fifth Floor, New York, NY 10022, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

          3. Amount of Tender. Subject to the limitations set forth below, Members may tender their entire Interest or a portion of their Interest (defined as a specific dollar value) up to an amount such that the required minimum capital account balance is maintained by the tendering Member. A Member that tenders for repurchase only a portion of its Interest will be required to maintain a minimum capital account balance of $25,000. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

          If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to 20% of the net asset value of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If Interests in an amount more than 20% of the Fund's net asset value are duly tendered to the Fund prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Fund will in its sole discretion either: (a) accept additional Interests for tender in accordance with the terms of Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in
Section 7 below.

          4. Procedure for Tenders. Members wishing to tender Interests pursuant to the Offer should mail or fax a completed and executed Letter of Transmittal to Torrey Associates, LLC to the attention of Eileen B. Spencer, at the address or to the fax number set forth on page ii. The completed and executed Letter of Transmittal must be received by Torrey Associates, LLC, either by mail or by fax, no later than the Expiration Date.

          The Fund recommends that all documents be submitted to Torrey Associates, LLC via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to Torrey Associates, LLC must also send or deliver the original completed and executed Letter of Transmittal to Torrey Associates, LLC promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact Torrey Associates, LLC at the address or telephone numbers set forth on page ii. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest including, but not limited to, the failure of Torrey Associates, LLC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding.

          The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Advisor or the Board of Managers shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

          5. Withdrawal Rights. Any Member tendering an Interest pursuant to this Offer may withdraw its tender at any time prior to or on the Expiration Date and at any time after May 31, 2007, assuming such Member's Interest has not yet been accepted for purchase by the Fund. To be effective, any notice of withdrawal of a tender must be timely received by Torrey Associates, LLC at the address or fax number set forth on page ii. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

          6. Purchases and Payment. For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Interests that are tendered as if, and when, it gives written notice to the tendering Member of its election to purchase the Member's Interest.

          The purchase price will consist of: (i) cash and/or securities traded on an established securities exchange, valued at net asset value in accordance with the LLC Agreement in an amount equal to at least 90% of the estimated unaudited net asset value of the Interests tendered as of the Valuation Date (the "Initial Payment"), subject to any extension of the Offer; and (ii) a promissory note that bears no interest and is not transferable (the "Note") entitling you to a contingent payment equal to the excess, if any, of (x) the net asset value of the Interests tendered as of the Valuation Date over (y) the Initial Payment. The Note will be payable in cash, and will generally be payable within 30 days after the Valuation Date (but in no event later than immediately after the completion of the audit of the financial statements of the Fund for fiscal year ended March 31, 2008), subject to any extension of the Offer. The Note will be delivered to the tendering Member in the manner set forth below.

          Any payment in cash will be made by wire transfer directly to the account in which the tendering Member held its Interest. Payments in cash wired directly to such accounts will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account. The Note will be deposited directly to the account in which the tendering Member held its Interest. Any contingent payment due pursuant to the Note will also be deposited directly to the account in which the tendering Member held its interest and will be subject upon withdrawal from the account to any fees that the institution at which the account is held would customarily assess upon the withdrawal of cash from the account. Any amounts payable under the Note will not include interest.

          The Fund expects that the purchase price for Interests acquired pursuant to the Offer, which will not exceed 20% of the net asset value of the Fund (unless the Fund elects to purchase a greater amount), will be derived from: (a) cash on hand; (b) the proceeds of the sale or delivery of securities and portfolio assets held by the Fund; and/or (c) possibly borrowings, as described below. The Fund will segregate, with its custodian, cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under any Note as described above. None of the Fund, the Advisor or the Board of Managers, has determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to finance any portion of the purchase price.

          7. Certain Conditions of the Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. The purchase price of an Interest tendered by any Member will be the net asset value thereof as of the close of business on June 30, 2007, or, if the Offer is extended beyond the Initial Expiration Date, the purchase price of an Interest tendered by any Member will be the net asset value as of the close of business on the last business day of the month in which the Offer actually expires. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer:
(a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

          The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or the State of New York that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

          8. Certain Information About the Fund. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company, and Interests are registered under the Investment Company Act of 1940, as amended. The Fund is organized as a Delaware limited liability company. The principal office of the Fund is located at 505 Park Avenue, Fifth Floor, New York, New York 10022 and it may be reached at (212) 644-7800. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement. The Managers are James A. Torrey, William A. Prezant and Jewelle W. Bickford. Their address is c/o Torrey Associates, LLC, 505 Park Avenue, Fifth Floor, New York, New York 10022.

          The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Fund) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the investment adviser of the Fund, or in the management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers, to fill any existing vacancy on the Board of Managers or to change any material term of the investment advisory arrangement with the Advisor; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Board of Managers determines may be necessary or appropriate to fund any portion of the purchase price for Interests purchased pursuant to this Offer or in connection with ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policies, as amended, for which a vote would be required by Section 13 of the 1940 Act; or
(g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

          Other than the acceptance of subscriptions for Interests as of May 1, 2007 and April 1, 2007, there have been no transactions involving the Interests that were effected during the past 60 business days by the Fund, the Advisor, any member of the Board of Managers or any person controlling the Fund or the Advisor or controlling any Manager. As of March 31, 2007, the Advisor, which is wholly-owned by Mr. Torrey, owns 0.28% (less than 1%) of the outstanding Interests.

          9. Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

          In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. A Member receiving a cash distribution in complete liquidation of the Member's Interest generally will recognize capital gain or loss to the extent of the difference between the cash received by such Member and such Member's adjusted tax basis in such Interest. Such capital gain or loss will be short-term or long-term capital gain or loss depending upon the Member's holding period for the Interest. However, a Member will recognize ordinary income to the extent the Member's allocable share of the Fund's "unrealized receivables" exceeds the Member's basis in such unrealized receivables. For these purposes, accrued but untaxed market discount, if any, on securities held by the Fund will be treated as an unrealized receivable.

          A Member receiving a cash distribution in partial liquidation of the Member's Interest generally will recognize income in a similar manner to the extent that the cash received exceeds such Member's adjusted tax basis in such Interest. A Member receiving a cash distribution in partial liquidation of the Member's Interest will not recognize any loss in connection with such distribution. A Member's tax basis in the Member's Interest will be reduced (but not below zero) by the amount of cash received by the Member from the Fund in connection with the purchase of such Interest. A Member's tax basis in the Interest will be adjusted for income, gain or loss allocated (for tax purposes) to the Member for periods prior to the purchase of such Interest.

          The Fund may specially allocate items of Fund capital gain, including short-term capital gain, to a Member from which an Interest is purchased to the extent the Member's liquidating distribution would otherwise exceed the Member's adjusted tax basis in such Interest. Such a special allocation may result in the Member recognizing capital gain, which may include short-term gain, in the Member's last taxable year in the Fund, thereby reducing the amount of long-term capital gain recognized during the taxable year in which the Member receives the liquidating distribution.

          Assuming, as is expected, that the Fund qualifies as an "investment partnership" within the meaning of section 731(c)(3)(C)(i) of the Internal Revenue Code of 1986, as amended, distributions of securities, whether in complete or partial liquidation of a Member's Interest, generally will not result in the recognition of taxable gain or loss to the Member, except to the extent such distribution is treated as made in exchange for such Member's share of the Fund's unrealized receivables. If the Fund distributes securities to a Member in connection with a complete liquidation of the Member's Interest, then the Member's tax basis in the distributed securities would be equal to the Member's adjusted tax basis in such Interest, reduced by the amount of any cash distribution. In the case of a partial liquidation of a Member's Interest, the Member's tax basis in the distributed securities would be equal to the Fund's tax basis in the distributed securities (or, if lesser, the Member's adjusted tax basis in the Fund Interest), reduced by the amount of any cash distribution. The Member's holding period for the distributed securities would include the Fund's holding period for such securities.

          10. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

          The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting Torrey Associates, LLC at the address and telephone numbers set forth on page ii or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                                     ANNEX A

                              Financial Statements

               Semi-annual unaudited financial statements for the six month period ended September 30, 2006, previously filed on EDGAR on Form N-CSR on December 7, 2006.

SK 80350 0166 770296